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                                                              EXHIBIT 99.(c)(9)
                                 THIRD AMENDMENT
                                       TO
                            THE AMENDED AND RESTATED
                         EXECUTIVE EMPLOYMENT AGREEMENT


                  THIS THIRD AMENDMENT TO THE AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (this "Amendment") is made and entered into as of the 31st day of August, 1998 by and among Berg Electronics Corp. ("Berg"); Berg Electronics Group, Inc.; Harbor Electronics, Inc.; Berg Employment Company; Specialty Connector Company; Socket Express, Inc.; Berg Technology, Inc.; Berg Holdings U.S., Inc.; Berg Electronics Korea Ltd.; Berg Electronics B.V.; Berg Electronics Manufacturing B.V.; Berg Electronics Distributor B.V.; Berg Connector Systems S.L.; Berg Connector Systems GmbH; Bergtronics, O.y.; Berg Electronics, s.r.l.; Berg Electronics Canada, Inc.; Berg Electronics Hong Kong Limited; Berg Electronics Singapore PTE Ltd.; Berg Electronics S.A. (France); CBOS Electronics, A.B.; Berg Electronics, S.A. (Switzerland); Connector Systems Limited; TVS Berg Ltd.; Berg Electronics Taiwan Ltd.; Berg Electronics Japan K.K.; Berg Electronics Engineering, K.K.; Berg Electronics China Ltd.; Berg Electronics Nantong, Ltd.; Connector Systems (U.S.), Inc.; and Connector Systems Technology, N.V. (collectively with Berg, "Employer"), and Larry S. Bacon ("Employee").

                  WHEREAS, Employer and Employee have entered into that certain Amended and Restated Executive Employment Agreement dated as of February 1, 1996, as amended by that certain First Amendment to the Amended and Restated Executive Employment Agreement dated as of August 5, 1996, as further amended by that certain Second Amended and Restated Executive Employment Agreement dated as of November 1, 1997 (as so amended, the "Agreement"); and

                  WHEREAS, Employer and Employee desire to further amend the Agreement in certain respects.

                  NOW, THEREFORE, in consideration of the premises, Employer and Employee agree as follows:








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                  1. Section 3(c) of the Agreement is hereby amended and
restated in its entirety to read as follows:

                  "(c) Without Cause. In the event that (i) Employer terminates the employment of Employee under this Agreement without Cause or (ii) upon or following a Change in Control of Berg, Employee elects to retire from or terminate his employment under this Agreement within six months following such Change in Control, such retirement or termination shall be deemed for all purposes of this Agreement to constitute a termination of Employee without Cause, and Employee shall be entitled to receive the compensation and other benefits set forth in Section 4(c) below. As used herein, "Change in Control" shall mean any of the following: (i) any "person", within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than any employee or subsidiary of Berg or any employee benefit plan (or related trust) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of securities of Berg representing 50% or more of the combined voting power of Berg's then outstanding voting securities; (ii) the merger or consolidation of Berg with another person and, as a result of such merger or consolidation, less than 70% of the outstanding voting securities of the surviving or resulting person or parent thereof shall then be owned in the aggregate by the stockholders of Berg immediately prior to such merger or consolidation; (iii) at any time after the date hereof, the individuals who constituted the Board of Directors on such date (including, for this purpose, any new director whose election or nomination for election by Berg's stockholders was approved by a vote of at least 75% of the directors in office on such date) cease for any reason to constitute at least a majority of the Board of Directors; (iv) the consummation of a sale of substantially all of the assets of Berg; or (v) Berg's adoption of a plan of liquidation. A Change in Control shall also include any series of transactions occurring during the term of this Agreement which result in any of the changes described above."

                  2. Section 4(c) of the Agreement is hereby amended and restated in its entirety to read as follows:

                  "(c) Termination Without Cause. If the employment of Employee under this Agreement is terminated pursuant to prong (i) of the first sentence of Section 3(c) above, Employee shall be entitled to continue to receive from Employer (i) Employee's then current salary hereunder, which shall be not less than the amount specified in the second sentence of Section 2(a) above for the remainder of the Employment Period or for one (1) year, whichever is longer, such amount to continue



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to be paid in accordance with the payroll practices of Employer throughout the
Employment Period, (ii) the benefits to which Employee would otherwise be entitled pursuant to Sections 2(c) and (d) above and (iii) reimbursement for expenses incurred by Employee in connection with the ownership and maintenance of an automobile as contemplated by Section 5 below. If Employee retires or terminates his employment pursuant to prong (ii) of the first sentence of
Section 3(c) above, Employee shall be entitled to receive from Employer (i) the product of (A) Employee's then current monthly salary hereunder times (B) the number of months remaining in the Employment Period, in a cash lump sum, (ii) the benefits to which Employee would otherwise be entitled pursuant to Sections 2(c) and (d) above and (iii) reimbursement for expenses incurred by Employee in connection with the ownership and maintenance of an automobile in an amount equal to the product of (A) $1,050 times (B) the number of months remaining in the Employment Period, in a cash lump sum. Notwithstanding the foregoing, if Employee's employment is terminated under either prong of the first sentence of
Section 3(c) hereof upon or immediately following a Change in Control, in lieu of the benefits (other than the benefits to which he may be entitled pursuant to Section 2(d) hereof) and payments set forth above, Employee shall receive a lump sum cash payment equal to $653,135. For purposes of the foregoing, references to the Employment Period shall mean the stated unexpired term of this Agreement set forth in Section 1(a) above without giving effect to the termination of Employee hereunder."

                  3. Non-Compete. (a) Employee, in acknowledgment and recognition of the highly competitive nature of the business of the Company and its affiliates, and in consideration of the benefits under this Agreement and any consideration such Employee may receive in connection with the transactions contemplated by the Agreement and Plan of Merger by and among Framatome Connectors International S.A., Bravo Acquisition Co. and Berg dated August 27, 1998, during the term of Employee's employment and for two (2) years thereafter (the "Non-Compete Term"), will not, directly or indirectly, engage in the connector business, whether such engagement is as an officer, director, proprietor, employee, partner, investor (other than as a holder of less than 5% of the outstanding capital stock of a publicly traded corporation), consultant, advisor, agent, sales representative or other participant.

                  (b) During the Non-Compete Term, Employee will not directly or indirectly induce any current or former employee of the Company or any of its affiliates to engage in any activity in which such Employee is prohibited from engaging by paragraph (a) hereof or to terminate his employment relationship, as applicable, with the Company or any of its affiliates.



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                  (c) Employee acknowledges and agrees that the Company's
remedies at law for a breach or threatened breach of any of the provisions of paragraphs (a) or (b) would be inadequate and, in recognition of this fact, Employee agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

                  (d) Employee expressly acknowledges that the scope of the foregoing covenants is reasonable and necessary in order to protect the interests of the Company and its affiliates. Notwithstanding the foregoing, if a final judicial determination is made by a court of competent jurisdiction or an arbitrator that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Employee, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court or arbitrator may determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction or arbitrator finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

                  (e) Notwithstanding anything to the contrary contained in this
Section 3, Employee shall be entitled to engage in any business which derives not more than 15% of its aggregate revenues from its connector business.

                  4. Except as expressly amended by this Amendment, the Agreement shall continue in full force and effect in the form in which it existed immediately prior to the execution and delivery of this Amendment.

                  5. The Agreement, as amended by this Amendment, contains the entire agreement of the parties hereto with respect to the employment of Employee by the Company.

                  6. This Amendment may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same document.

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                  IN WITNESS WHEREOF, the parties hereto have executed this
Amendment as of the day and year first above written.

                        BERG ELECTRONICS CORP.
                        BERG ELECTRONICS GROUP, INC.
                        HARBOR ELECTRONICS, INC.
                        BERG EMPLOYMENT COMPANY
                        SPECIALTY CONNECTOR COMPANY
                        SOCKET EXPRESS, INC.
                        BERG TECHNOLOGY, INC.
                        BERG HOLDINGS U.S., INC.
                        BERG ELECTRONICS KOREA LTD.
                        BERG ELECTRONICS B.V.
                        BERG ELECTRONICS MANUFACTURING B.V.
                        BERG ELECTRONICS DISTRIBUTOR B.V.
                        BERG CONNECTOR SYSTEMS S.L.
                        BERG CONNECTOR SYSTEMS GMBH
                        BERGTRONICS, O.Y.
                        BERG ELECTRONICS, S.R.L.
                        BERG ELECTRONICS CANADA, INC.
                        BERG ELECTRONICS HONG KONG LIMITED
                        BERG ELECTRONICS SINGAPORE PTE LTD.
                        BERG ELECTRONICS S.A. (FRANCE)
                        CBOS ELECTRONICS, A.B.
                        BERG ELECTRONICS, S.A. (SWITZERLAND)
                        CONNECTOR SYSTEMS LIMITED
                        TVS BERG LTD.
                        BERG ELECTRONICS TAIWAN LTD.
                        BERG ELECTRONICS JAPAN K.K.
                        BERG ELECTRONICS ENGINEERING, K.K.
                        BERG ELECTRONICS CHINA LTD.
                        BERG ELECTRONICS NANTONG, LTD.
                        CONNECTOR SYSTEMS (U.S.), INC.
                        CONNECTOR SYSTEMS TECHNOLOGY, N.V.


                        By: /s/ DAVID M. SINDELAR
                           ----------------------------------------
                            David M. Sindelar, Senior Vice President,
                            on behalf of Employer

                            /s/ LARRY S. BACON
                           -----------------------------------------
                            Larry S. Bacon



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